Exhibit 99.1

NEWS RELEASE
Westell Stockholders Approve Reverse and Forward Splits
Company to Voluntarily Delist Class A Common Stock from NASDAQ Capital Market
AURORA, IL, September 29, 2020 - Westell Technologies, Inc. (NASDAQ: WSTL), a leading provider of high-performance network infrastructure solutions, announced that at the Annual Meeting on September 29, 2020, the Company’s stockholders voted to approve proposals authorizing the Board of Directors of the Company to amend the Company’s certificate of incorporation to effect a 1-for-1,000 reverse stock split of the Company’s Class A and Class B Common Stock, followed immediately by an 1,000-for-1 forward stock split (the “Transaction”). The reverse and forward stock splits will be effected on October 1, 2020 and the Company’s Class A Common Stock is expected to begin trading on the NASDAQ Capital Market on a post-forward stock split basis upon the opening of trading on October 2, 2020.
As a result of the reverse stock split, each share of the Company’s Common Stock held by a stockholder of record owning immediately prior to the effective time of the reverse stock split fewer than 1,000 shares of the Company’s Common Stock will be converted into the right to receive $1.48 in cash, without interest, and such stockholders will no longer be stockholders of the Company. To be entitled to such cash payment, a stockholder must be a record holder of fewer than 1,000 shares immediately prior to the effective time of the reverse stock split. Investors who purchase fewer than 1,000 shares prior to the effective time of the reverse stock split and settle such purchases after the effective time shall not be entitled to such cash payment and instead their trades will be settled on a post-forward stock split basis. Trades in the Company’s Common stock made on or after October 1, 2020 will settle on a post-forward stock split basis.
Stockholders owning 1,000 or more shares of Class A Common Stock or Class B Common Stock held in a single account immediately prior the effective time of the Reverse Stock Split will not receive any payment for their shares and, immediately following the Transaction, will continue to hold the same number of shares as before the Transaction.
The Transaction will apply directly only to record holders of the Company’s Common Stock. Persons who hold shares of Common stock in “street name” are encouraged to contact their bank, broker or other nominee for information on how the transaction may affect any shares of the Company’s Common Stock held for their account.
Westell’s transfer agent, Broadridge Corporate Issuers Solutions, Inc., which is also acting as the exchange agent for the Transaction, will provide instructions to stockholders regarding the process for exchanging share certificates. Stockholders owning less than 1,000 shares will receive cash for their shares.
The Company has given notice to NASDAQ of its intent to voluntarily delist its Common Stock and to withdraw the registration of its Class A Common Stock with the Securities and Exchange Commission (SEC). The Company intends to file a Form 25 Notification of Removal from Listing with the SEC on or about October 9, 2020. As a result, the Company expects that listing of its shares on NASDAQ Capital Market will be terminated on or about October 19, 2020. The Company also intends to file a Form 15 with the SEC to suspend the Company’s reporting obligations under the Exchange Act. Following its delisting, the Company’s Class A Common Stock may be quoted on the OTC Pink Open Market (the “Pink Sheets”), a centralized electronic quotation service for over-the-counter securities, if market makers demonstrate an interest in trading in the Company’s Common Stock. However, the Company can give no assurance that trading in its Class A Common Stock will commence or continue on the Pink Sheets or any other securities exchange or quotation medium.

As previously announced, the Company is taking these steps to avoid the substantial cost and expense of being a public reporting company and to focus the Company’s resources on enhancing long-term stockholder value. The Company anticipates savings of approximately $900,000 on an annual basis as a result of the proposed deregistration and delisting transaction.
For more information regarding the Transaction, please refer to the definitive proxy statement on Schedule 14A filed with the SEC on August 11, 2020.
This news release will be posted on the Investor Relations section of Westell's website: http://ir.westell.com.
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About Westell Technologies
Westell is a leading provider of high-performance network infrastructure solutions focused on innovation and differentiation at the edge of communication networks where end users connect. The Company's portfolio of products and solutions enable service providers and network operators to improve performance and reduce operating expenses. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high-quality reliable systems. For more information, please visit www.westell.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Certain statements contained herein that are not historical facts or that contain the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “may,” “will,” “plan,” “should,” or derivatives thereof and other words of similar meaning are forward-looking statements that involve risks and uncertainties.  Actual results may differ materially from those expressed in or implied by such forward-looking statements.  Factors that could cause actual results to differ materially include, but are not limited to, the ability to complete the proposed reverse/forward split transaction and/or the ability to realize its expected benefits, product demand and market acceptance risks, customer spending patterns, need for financing and capital, economic weakness in the United States (“U.S.”) economy and telecommunications market, the effect of international economic conditions and trade, legal, social and economic risks (such as import, licensing and trade restrictions), the impact of competitive products or technologies, competitive pricing pressures, customer product selection decisions, product cost increases, component supply shortages, new product development, excess and obsolete inventory, commercialization and technological delays or difficulties (including delays or difficulties in developing, producing, testing and selling new products and technologies), the ability to successfully consolidate and rationalize operations, the ability to successfully identify, acquire and integrate acquisitions, the effects of the Company's accounting policies, retention of key personnel, the effects and consequences of the COVID-19 pandemic or other pandemics, and other risks more fully described in the Company's SEC filings, including the Form 10-K for the fiscal year ended March 31, 2020, under Item 1A - Risk Factors.  The Company undertakes no obligation to publicly update these forward-looking statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, or otherwise.

For additional information, contact:
Tim Duitsman
Chief Executive Officer
Westell Technologies, Inc.
+1 (630) 898 2500
tduitsman@westell.com